UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

June 28, 2007

Date of report (Date of earliest event reported)

BUCA, INC.

(Exact Name of Registrant as Specified in its Charter)

Minnesota	0-25721	41-1802364
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1300 Nicollet Mall, Suite 5003 Minneapolis, Minnesota	55403
(Address of Principal Executive Offices)	(Zip Code)

Telephone Number: (612) 225-3400

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On June 28, 2007, BUCA, Inc. (the “Company”) entered into an Amended and Restated Employment Agreement (the “Employment Agreement”) with Wallace B. Doolin, the Company’s Chief Executive Officer. Upon execution of the Employment Agreement, the Company also granted to Mr. Doolin 140,000 shares of restricted Company common stock.

A copy of the Employment Agreement is attached as Exhibit 10.1 to this report and a copy of the Restricted Stock Agreement is attached as Exhibit 10.2 to this report, each of which is incorporated herein by reference. The material terms of the Employment Agreement and the Restricted Stock Agreement are described under Item 5.02 of this report and are incorporated herein by reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Employment Agreement amends and restates the prior employment agreement, dated as of October 14, 2004, as amended, between Mr. Doolin and the Company.

The Employment Agreement has an initial employment term running through December 31, 2009. Unless terminated at least 90 days prior to the end of any term, the Employment Agreement automatically renews for successive one-year terms. The Employment Agreement provides for an annualized base salary of $568,000 in 2007, and subject to increases for subsequent years. Mr. Doolin also is eligible for annual incentive bonuses up to a maximum of 50% of his base salary upon the Company obtaining certain annual performance targets. In addition, if actual EBITDA (as defined in the Employment Agreement) exceeds budgeted EBITDA, Mr. Doolin will receive an additional bonus equal to 5% of such excess. The Employment Agreement provides that if Mr. Doolin is terminated without cause or, after a change in control, Mr. Doolin resigns because of a substantial reduction or alteration in his duties, base salary or for certain other reasons, Mr. Doolin will receive a severance payment equal to the amount of the prior year’s base cash bonus, if any, plus an amount equal to his base salary for the lesser of 24 months and the number of months left prior to the end of the current employment term, except that if such termination occurs with less than 12 months remaining in the employment term, Mr. Doolin will receive a severance payment equal to his base salary for 12 months. If Mr. Doolin’s employment is terminated because of his death or disability, Mr. Doolin or his estate will receive a severance payment equal to his base salary for the greater of 24 months and the number of full months left prior to the end of the current employment term, except that if such termination occurs with less than 12 months remaining in the employment term, the severance payment would equal his base salary for 12 months. Any such severance payment would be made on a monthly basis over that number of months used in determining the severance payment. The Employment Agreement also provides Mr. Doolin with certain benefits, including an automobile allowance of $1,250 per month and disability income insurance. The Employment Agreement contains confidentiality, noncompete and nonsolicitation covenants from Mr. Doolin.

Upon execution of the Employment Agreement, the Company also granted to Mr. Doolin 140,000 shares of restricted Company common stock under the 2006 Omnibus Stock Plan of BUCA, Inc. All such shares of restricted common stock vest and the related restrictions expire on December 31, 2009. However, such shares of restricted common stock will vest immediately (1) in a pro-rated amount immediately upon the earliest to occur of Mr. Doolin’s death or disability *[or upon termination of Mr. Doolin by the Company solely due to an elimination of his job position] and (2) in their entirety upon a Fundamental Change (as defined in the related agreement) of the Company. If Mr. Doolin’s employment is terminated for any other reason prior to vesting, the restricted shares will be forfeited.

A copy of the Employment Agreement and of the Restricted Stock Agreement are attached as Exhibits to this report, each of which is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(c) Exhibits

10.1	Amended and Restated Employment Agreement, dated as of June 28, 2007, by and between BUCA, Inc. and Wallace B. Doolin

10.2	Restricted Stock Agreement dated as of June 28, 2007, by and between BUCA, Inc. and Wallace B. Doolin

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 29, 2007	BUCA, INC.
(Registrant)

	By:	/s/ Kaye R. O’Leary
	Name:	Kaye R. O’Leary
	Title:	Chief Financial Officer